UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 5)*

CURO Group Holdings Corp.
(Name of Issuer)

Common Stock, Par Value $ 0.001 Per Share
(Title of Class of Securities)

23131L 107
(CUSIP Number)

February 9, 2021
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 23131L 107	Page 2 of 11 Pages
1	NAME OF REPORTING PERSON Friedman Fleischer & Lowe Capital Partners II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6	SHARED VOTING POWER 0
7	SOLE DISPOSITIVE POWER 0
8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 23131L 107	Page 3 of 11 Pages
1	NAME OF REPORTING PERSON FFL Parallel Fund II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6	SHARED VOTING POWER 0
7	SOLE DISPOSITIVE POWER 0
8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 23131L 107	Page 4 of 11 Pages
1	NAME OF REPORTING PERSON FFL Executive Partners II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6	SHARED VOTING POWER 0
7	SOLE DISPOSITIVE POWER 0
8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 23131L 107	Page 5 of 11 Pages
1	NAME OF REPORTING PERSON Friedman Fleischer & Lowe GP II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6	SHARED VOTING POWER 0
7	SOLE DISPOSITIVE POWER 0
8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 23131L 107	Page 6 of 11 Pages
1	NAME OF REPORTING PERSON Friedman Fleischer & Lowe GP II, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6	SHARED VOTING POWER 0
7	SOLE DISPOSITIVE POWER 0
8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON (See Instructions) OO

Item 1.

	(a)	Name of Issuer:
CURO GROUP HOLDINGS CORP.

	(b)	Address of Issuer’s Principal Executive Offices:

3527 North Ridge Road
Wichita, Kansas 67205

Item 2.

	(a)	Name of Person Filing:

Friedman Fleischer & Lowe Capital Partners II, L.P., FFL Parallel Fund II, L.P., FFL Executive Partners II, L.P., Friedman Fleischer & Lowe GP II, L.P. and Friedman Fleischer & Lowe GP II, LLC (collectively, the "Reporting Persons").

Pursuant to Rule 13d-1(d)(k)(1) under the Securities Exchange Act of 1934, as amended, and as provided in the Joint Filing Agreement filed as Exhibit 99.1 to the Statement on Schedule 13G filed with the Securities and Exchange Commission on January 23, 2018, each Reporting Person has agreed to file one statement on Schedule 13G, including any amendments thereto.

	(b)	Address of Principal Business Office, or if none, Residence:

The address of the principal business office of each of the Reporting Persons is c/o FFL Partners, LLC, One Maritime Plaza, Suite 2200, San Francisco, CA 94111.

	(c)	Citizenship:

Friedman Fleischer & Lowe Capital Partners II, L.P., FFL Parallel Fund II, L.P., FFL Executive Partners II, L.P. and Friedman Fleischer & Lowe GP II, L.P. are limited partnerships organized under the laws of the State of Delaware.  Friedman Fleischer & Lowe GP II, LLC is a limited liability company organized under the laws of the State of Delaware.

	(d)	Title of Class of Securities:

Common Stock, par value $0.001 per share ("Common Stock")

	(e)	CUSIP Number:

23131L 107

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable

Item 4.	Ownership.

	(a)	Amount beneficially owned:

In the aggregate, the Reporting Persons beneficially own 0 shares of Common Stock. Friedman Fleischer & Lowe Capital Partners II, L.P., FFL Parallel Fund II, L.P. and FFL Executive Partners II, L.P. are controlled by Friedman Fleischer & Lowe GP II, L.P., their general partner, which is controlled by Friedman Fleischer & Lowe GP II, LLC, its general partner.

	(b)	Percent of class:

Each of the Reporting Persons beneficially owns 0% of the total number of outstanding shares of Common Stock.

	(c)	None of the Reporting Persons have sole or shared power to vote, direct the vote, dispose or direct the disposition of, any shares of Common Stock.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☒.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Friedman Fleischer & Lowe Capital Partners II, L.P., a Delaware limited partnership, FFL Parallel Fund II, L.P., a Delaware limited partnership, and FFL Executive Partners II, L.P., a Delaware limited partnership.

Item 8.	Identification and Classification of Members of the Group.

Not applicable

Item 9.	Notice of Dissolution of Group.

Not applicable
Item 10.	Certification.

Not applicable

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 18, 2021

Friedman Fleischer & Lowe Capital Partners II, L.P.
by: Friedman Fleischer & Lowe GP II, L.P., its general partner by: Friedman Fleischer & Lowe GP II, LLC, its general partner by: Spencer C. Fleischer, its Managing Member

By:	/s/ Spencer C. Fleischer

FFL Executive Partners II, L.P.
by: Friedman Fleischer & Lowe GP II, L.P., its general partner by: Friedman Fleischer & Lowe GP II, LLC, its general partner by: Spencer C. Fleischer, its Managing Member

By:	/s/ Spencer C. Fleischer

FFL Parallel Fund II, L.P. by: Friedman Fleischer & Lowe GP II, L.P., its general partner by: Friedman Fleischer & Lowe GP II, LLC, its general partner by: Spencer C. Fleischer, its Managing Member

By:	/s/ Spencer C. Fleischer

Friedman Fleischer & Lowe GP II, L.P. by: Friedman Fleischer & Lowe GP II, LLC, its general partner by: Spencer C. Fleischer, its Managing Member

By:	/s/ Spencer C. Fleischer

Friedman Fleischer & Lowe GP II, LLC by: Spencer C. Fleischer, its Managing Member

By:	/s/ Spencer C. Fleischer